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                                                                    EXHIBIT 10.1

                                      FORM
                             TAX SHARING AGREEMENT


         THIS TAX SHARING AGREEMENT ("Agreement") is entered into as of ________________, 2000 by and between AUTONATION, INC., a Delaware corporation ("Distributing Co.") and ANC RENTAL CORPORATION, a Delaware corporation ("Controlled Co.") (Distributing Co. and Controlled Co. are sometimes collectively referred to herein as the "Companies"). Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                             PRELIMINARY STATEMENTS

         A. As of the date hereof, Distributing Co. is the common parent of an affiliated group of corporations, including Controlled Co., which has elected to file consolidated Federal income tax returns.

         B. Incident to the distribution of Controlled Co. by Distributing Co., the Companies have entered into a Separation and Distribution Agreement (the "Distribution Agreement").

         C. The Distribution Agreement sets forth corporate transactions pursuant to which Distributing Co., subject to the satisfaction of certain terms and conditions, will distribute all of the capital stock of Controlled Co. held by Distributing Co. to Distributing Co.'s shareholders in a transaction intended to qualify as a tax-free distribution to Distributing Co. and its shareholders under Section 355 of the Code and pursuant to a Private Letter Ruling issued by the Internal Revenue Service dated September 28, 1999 (the "Letter Ruling").

         D. As a result of the Distribution, Controlled Co. and its subsidiaries will cease to be members of the affiliated group of which Distributing Co. is the common parent (the "Distribution Closing Date").

         E. The Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the transactions contemplated by the Distribution Agreement, and to provide for and agree upon other matters relating to Taxes.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. DEFINITION OF TERMS. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:



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         "Accounting Cutoff Date" means, with respect to Controlled Co., any date as of the end of which there is a closing of the financial accounting records for such entity.

         "Accounting Firm" shall have the meaning provided in Section 15.

         "Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) the filing of a Tax Return for a Tax Period showing a Tax overpayment for such Tax Period and requesting a refund or credit of that Tax overpayment, (b) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (c) any claim for refund or credit of Taxes previously paid.

         "Affiliate" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution. The term "Affiliate" includes a Subsidiary, partnership or limited liability company of an entity.

         "Agreement" shall mean this Tax Sharing Agreement.

         "Carryback" means any net operating loss, net capital loss, excess tax credit, or other similar Tax Item which may or must be carried from one Tax Period to an earlier Tax Period under the Code or other applicable Tax Law.

         "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

         "Companies" means Distributing Co. and Controlled Co., collectively, and "Company" means any one of Distributing Co. and Controlled Co.

         "Consolidated or Combined Income Tax" means any Income Tax computed by reference to the assets or activities of members of more than one Group.

         "Consolidated or Combined State Income Tax" means any State Income Tax computed by reference to the assets or activities of members of more than one Group.

         "Consolidated Tax Liability" means, with respect to any Distributing Co. Federal Consolidated Return, the Tax liability of the group as determined under Section 1502 of the Code and the Treasury Regulations thereunder.

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         "Controlled Adjustment" means any proposed adjustment by a Tax
Authority or claim for refund asserted in a Tax Contest or Adjustment Request to the extent Controlled Co. would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled under Section 4.7(d) to receive any resulting Tax Benefit under this Agreement.

         "Controlled Group" means Controlled Co. and its Subsidiaries and partnerships, limited liability companies, or other entities that are Affiliates and in which Controlled Co. or its Subsidiaries own an interest as determined immediately after the Distribution Closing Date or entities that were previously Affiliates engaged in the Company Business as defined in Section 1.13 of the Distribution Agreement.

         "Controlled Group Consolidated Tax Liability" or "Controlled Group Consolidated or Combined State Income Tax Liability" with respect to any Tax period means such Tax Liability allocated to the Controlled Group as if the relevant members of the Controlled Group were not and never were part of the Group which includes one or more members of the Distributing Group, but rather were a separate affiliated group of corporations filing a similar group return. This computation shall be made (a) by taking into account transactions with any member of the Distributing Group in the first Tax period such transactions are required to be taken into account for Tax purposes under applicable law; (b) without regard to the income, deductions (including net operating loss and capital loss deductions), credits or other Tax Items in any year of any member of the Distributing Group; (c) by not taking into account net operating loss or net capital loss carryovers and carrybacks, minimum Tax credits from earlier years or any other Tax Item of the Controlled Group from any Tax period other than the particular Tax period for which the Tax Liability is being computed;
(d) by applying the maximum applicable statutory Tax rate in effect under applicable law during the relevant year; (e) reflecting the positions, elections and accounting methods used by the Group in preparing the relevant Return for the Group; and (f) for State Income Tax, without regard to the sales, property or other apportionment factors of any member of the Distributing Group. The Controlled Group Consolidated Tax Liability or Controlled Group Consolidated or Combined State Income Tax Liability may not exceed the actual Consolidated Tax Liability of the Group or actual Consolidated or Combined State Income Tax Liability of the relevant Group.

         "Distributing Adjustment" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest or Adjustment Request to the extent Distributing Co. would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

         "Distributing Co. Federal Consolidated Return" means any United States Federal Tax Return for the affiliated group (as that term is defined in Code
Section 1504) that includes Distributing Co. as the common parent and any member of the Controlled Group.


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         "Distributing Group" means Distributing Co. and its Subsidiaries and partnerships, limited liability companies, or other entities that currently are or previously have been Affiliates, excluding any entity that is a member of the Controlled Group.

         "Distribution" means the distribution to Distributing Co. shareholders on the Distribution Closing Date of all of the outstanding capital stock of Controlled Co. owned by Distributing Co. or any other distribution of the capital stock of a Subsidiary in connection with the Transactions that is intended to be tax-free under Section 355 of the Code.

         "Distribution Agreement" means the Separation and Distribution Agreement dated as of the date of this Agreement between the Distributing Co. and the Controlled Co.

         "Distribution Closing Date" means the Distribution Date as that term is defined in the Distribution Agreement.

         "Federal Income Tax" means any Tax imposed by Subtitle A or F of the Code.

         "Federal Tax Adjustment" shall have the meaning provided in Section 2.2(b).

         "Group" means the Distributing Co. Group, the Controlled Co. Group, or both of such Groups as the context requires.

         "Income Tax" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

         "Joint Adjustment" means any proposed adjustment resulting from a Tax Contest that is not a (i) Controlled Adjustment, (ii) a Distributing Adjustment, or (iii) any other type of adjustment that gives rise to an indemnification payment by one Company to the other Company pursuant to this Agreement.

         "Post-Distribution Period" means any Tax Period beginning after the Distribution Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Closing Date.

         "Pre-Distribution Period" means any Tax Period ending on or before the Distribution Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Closing Date.

         "Prime Rate" means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

         "Prohibited Action" shall have the meaning provided in Section 11(a).


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         "Responsible Company" means, with respect to any Tax Return, the
Company having responsibility for preparing and filing such Tax Return under this Agreement.

         "Ruling Request" means the letter dated July 9, 1999 filed by Distributing Co. with the Internal Revenue Service requesting a ruling from the Internal Revenue Service regarding certain tax consequences of the Distribution (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

         "Separate Company Tax" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

         "Straddle Period" means any Tax Period that begins on or before and ends after the Distribution Closing Date.

         "State Income Tax" means any Tax imposed by any state of the United States or by any political subdivision of any such state which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

         "Subsidiary" shall have the meaning set forth in Treasury Regulations section 1.1502-1(c).

         "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

         "Tax Attribute" means any item of deduction or credit, any net operating loss, consolidated net operating loss, capital loss, consolidated net capital loss or other similar Tax Item attributable during a Tax period to the Distributing Group or the Controlled Group.

         "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

         "Tax Benefit" means the Tax effect of any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments) determined at the maximum applicable statutory Tax rate in effect under applicable law during the relevant year.


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         "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund) for any Tax Period ending on or before the Distribution Closing Date or any Straddle Period.

         "Tax Detriment" means the Tax effect at the maximum applicable statutory Tax rate in effect under applicable law during the relevant year with respect to any increase in gain or income, reduction in deductions or loss or reduction of credit for Tax Items of the Controlled Group.

         "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

         "Tax Law" means the law of any governmental entity or political subdivision thereof relating to any Tax.

         "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

         "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

         "Tax Return" or "Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

         "Transactions" means only those transactions described in the Letter Ruling.

         "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

         2. ALLOCATION OF TAX LIABILITIES. The provisions of this Section 2 are intended to determine each Company's liability for Taxes with respect to Pre-Distribution Periods. Once the liability has been determined under this
Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to the other Company.


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         2.1      General Rule

                  (a) Distributing Co. Liability. Distributing Co. shall be liable for Taxes for Pre-Distribution Periods not specifically allocated to the Controlled Co. under this Section 2. Distributing Co. shall indemnify and hold harmless the Controlled Group from and against any liability for Taxes for which Distributing Co. is liable under this Section 2.1(a).

                  (b) Controlled Co. Liability. Controlled Co. shall be liable for, and shall indemnify and hold harmless the Distributing Group from and against any liability for Taxes which are allocated to Controlled Co. under this Agreement.

                  (c) Allocation of Tax Attributes. Tax Attributes shall be allocated to the appropriate entity which incurred such Tax Attributes, irrespective of the entity which may have reported them.

         2.2 Allocation of United States Federal Income Tax. Except as provided in Section 2.5:

                  (a) Allocation of Tax Relating to Federal Consolidated Returns. With respect to the Distributing Co. Federal Consolidated Tax Return to be filed for the Tax Period ended on December 31, 1999 and December 31, 2000, the Controlled Co. shall pay the Distributing Co. the amount set forth in
Section 5.1(b).

                  (b) Allocation of Federal Consolidated Return Tax Adjustments. If there is any adjustment with respect to any Distributing Co. Federal Consolidated Return, or to such Return as previously adjusted, Controlled Co. shall be liable to Distributing Co. for the amounts set forth in this Section 2.2(b) attributable to the net amount of the adjustments in such year for Tax Items of the Controlled Group.

                           (i)      The amount, if any, equal to the Controlled
Group Consolidated Tax Liability computed with the net amount of the adjustments, minus the Controlled Group Consolidated Tax Liability as computed before such adjustments;

                           (ii)      If any adjustment results in a reduction in
the amount of a Tax Benefit realized by the Distributing Group from a Tax Attribute of the Controlled Group, the amount of such reduction whether or not the Controlled Group was previously paid in respect of such Tax Attribute; and

                           (iii)    If not otherwise taken into account under
subdivision (i) of this Section 2.2(b), the amount of the Tax Detriment to the Distributing Group from the use in the year of the adjustment of a Tax Attribute of the Distributing Group against a Tax Item of the Controlled Group even though such Tax Attribute would otherwise be carried to a future Tax period.

Any amount due to Distributing Co. by Controlled Co. shall be computed initially by Distributing Co. and confirmed by a nationally recognized accounting firm selected by Distributing Co. The corporations identified in Schedule "A" hereto shall be treated for purposes of this Section 2.2(b) as members of the Distributing Group even though they are members of the Controlled Group and the


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Tax Items of these corporations shall belong to the Distributing Group to the extent set forth in Schedule "A".

         2.3      Allocation of State Income Taxes. Except as provided in
Section 2.5, State Income Taxes shall be allocated as follows:

                  (a) Separate Company Taxes. In the case of any State Income Tax which is a Separate Company Tax, Controlled Co. shall be liable for such Tax imposed on any members of the Controlled Group.

                  (b) Consolidated or Combined State Income Taxes. In the case of any Consolidated or Combined State Income Tax, the liability of Controlled Co. with respect to such Tax for any Tax Period shall be computed as follows:

                           (i)      Allocation of Tax Reported on Tax Returns.
In the case of any Consolidated or Combined State Income Tax reported on any Tax Return to be filed after the Distribution Closing Date, Controlled Co. shall be liable to Distributing Co. for the State Income Tax liability in accordance with
Section 5.3(b).

                           (ii)     Allocation of Combined or Consolidated State
Income Tax Adjustments. If there is any adjustment with respect to a Consolidated or Combined State Income Tax Return (or as previously adjusted), Controlled Co. shall be liable to Distributing Co. for the amounts set forth in this Section 2.3(b)(ii) attributable to the net amount of the adjustments in such year for Tax Items of the Controlled Group.

                                    (A)      The amount, if any, equal to the
                                             Controlled Group Consolidated or
                                             Combined State Income Tax Liability
                                             computed with the net amount of the
                                             adjustments, minus the Controlled
                                             Group Consolidated or Combined
                                             State Income Tax Liability as
                                             computed before such adjustments;

                                    (B)      If any adjustment results in a
                                             reduction in the amount of a Tax
                                             Benefit realized by the
                                             Distributing Group from a Tax
                                             Attribute of the Controlled Group,
                                             the amount of such reduction
                                             whether or not the Controlled Group
                                             was previously paid in respect of
                                             such Tax Attribute; and

                                    (C)      If not otherwise taken into account
                                             under subdivision (ii)(A) of this
                                             Section 2.3(b), the amount of the
                                             Tax Detriment to the Distributing
                                             Group from the use in the year of
                                             the adjustment of a Tax Attribute
                                             of the Distributing Group against a
                                             Tax Item of the Controlled Group
                                             even though such Tax Attribute
                                             would otherwise be carried to a
                                             future Tax period.

Any amount due to Distributing Co. by Controlled Co. shall be computed initially by Distributing Co. and confirmed by a nationally recognized accounting firm selected by Distributing Co. and take into


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account the effective state and local Income Tax rate of the applicable Group.
The corporations identified in Schedule "A" hereto shall be treated for purposes of this Section 2.3(b)(ii) as members of the Distributing Group even though they are members of the Controlled Group and the Tax Items of these corporations shall belong to the Distributing Group to the extent set forth in Schedule "A".

         2.4 Allocation of Other Taxes. Except as provided in Section 2.5, all Taxes other than those specifically allocated pursuant to Sections 2.2 and
2.3 shall be allocated based on the legal entity on which the legal incidence of the Tax is imposed. As between the parties to this Agreement, Controlled Co. shall be liable for all Taxes imposed on any member of the Controlled Group including, for purposes of clarification, any Tax imposed by any foreign governmental authority or political subdivision thereof. The Companies believe that there is no Tax not specifically allocated pursuant to Section 2.3 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the Distributing Co., or in the absence of such practices, in accordance with any reasonable allocation method determined by Distributing Co.

         2.5      Transaction and Other Taxes

                  (a) Distributing Co. Liability. Except as otherwise provided in this Section 2.5, Distributing Co. shall be liable for, and shall indemnify and hold harmless the Controlled Group from and against, any liability for

                           (i)      any sales and use, documentary, recording or
stamp Tax imposed on the transfer of property to a member of the Distributing Group occurring solely pursuant to the Transactions;

                           (ii)     any Federal Income Tax or State Income Tax
resulting from any income or gain recognized by Distributing Co. or a Subsidiary (as determined or identified on or before the Distribution Closing Date) as a result of a Distribution failing to qualify for tax-free treatment pursuant to
Section 355 of the Code and related provisions;

                           (iii)    any Federal Income Tax or State Income Tax
(other than a Tax described in subparagraph (ii) above) resulting from the Transactions;

provided, however, that Distributing Co. shall not be liable for, and shall not be obligated to indemnify and hold harmless the Controlled Group from and against liability for any Tax described in clauses (ii) and (iii) above to the extent it arises as a result of Controlled Co.'s, or any member of the Controlled Group engaging in any Prohibited Action as defined in Section 11. Except as otherwise provided in this Section 2.5(a), any Tax resulting from, or arising by reason of, the Transactions shall be paid by the member of the Distributing Group or Controlled Group, as the case may be, on which the legal incidence of the Tax is imposed and which has the primary legal liability for such Tax. Notwithstanding anything in this Section 2.5 to the contrary, any Tax from item (vi) in the "Proposed Transaction" as contained in the Letter Ruling shall be paid by Distributing Co.

                  (b) Indemnity for Certain Acts. Controlled Co. shall be liable for, and shall indemnify and hold harmless the Distributing Group from and against any liability for any Tax


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described in paragraph (a)(ii) or (a)(iii) above to the extent arising as a result after the Distribution Closing Date of Controlled Co.'s or any member of the Controlled Group engaging in any Prohibited Action as defined in Section 11, or a breach by Controlled Co. of its representations, warranties and covenants set forth in Section 11. In such case, Distributing Co. shall not be liable for such amounts. If Controlled Co. is liable to the Distributing Group by reason of this Section 2.5(b), the Tax described in paragraph (a)(ii) or (a)(iii) shall be computed in accordance with Section 2.2(b), Section 2.3(b)(ii) and Section 2.4, as applicable.

                  (c) Shared Liability. Notwithstanding Section 2.5(a) to the contrary, the Distributing Group and the Controlled Group shall share equally any Tax described in paragraph (a)(ii) or (a)(iii) if such Tax did not arise as a result of a Prohibited Action or breach of any representation warranty or covenant set forth in Section 11 by any member of the Distributing Group or the Controlled Group.

         3.       PRORATION OF TAXES FOR STRADDLE PERIODS

                  General Method of Proration. In the case of any Straddle Period, and in the case of a Tax Period of any member of the Controlled Group which ends on the Distribution Closing Date, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations under Section 1502 of the Code. Gains and losses from the disposition of property described in Section 1231 of the Code by any member of the Controlled Group during any Straddle Period, including dispositions of vehicles, will be allocated between the Pre-Distribution Periods and Post-Distribution Periods based upon the actual disposition date of the property.

         4.       PREPARATION AND FILING OF TAX RETURNS

         4.1 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

         4.2 Distributing Co.'s Responsibility. Distributing Co. has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

                  (a) Distributing Co. Federal Consolidated Returns for any Periods ending on, before or after the Distribution Closing Date, including the Pre-Distribution Period of any member of the Controlled Group.

                  (b) Consolidated or Combined State Income Tax Returns for Tax Periods ending on or before the Distribution Closing Date or for any Straddle Period.

                  (c) Tax Returns for State Income Taxes (including Tax Returns with respect to State Income Taxes that are Separate Company Taxes) for members of the Distributing Group.


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                  (d)      Tax Returns for any period before or including the
Distribution Date of any partnership (or other entity treated as a partnership for Tax purposes) which is a domestic partnership under Section 7701(a)(30)(B) of the Code, and the Controlled Co. agrees to execute and file, or cause a member of the Controlled Group to execute and file, such Tax Returns if the Controlled Co. or such member has that responsibility under applicable law.

         4.3 Controlled Co. Responsibility. Controlled Co. shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to the Controlled Co. or members of the Controlled Group other than those Tax Returns which Distributing Co. is required to prepare and file under Section 4.2.

         4.4      Tax Accounting Practices

                  (a)      General Rule. Except as otherwise provided in this
Section 4.4, any Tax Return for any Pre-Distribution Period or any Straddle Period, and any Tax Return for any Post-Distribution Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Distribution Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), provided, however, the determination of depreciation, amortization, gain, and loss on vehicles for any Straddle Period shall be made by Distributing Co. and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the Responsible Company.

                  (b) Reporting of Transaction Tax Items. The tax treatment reported by Controlled Co. on any Tax Return, whether for a Pre-Distribution or Post-Distribution Period, of Tax Items relating to the Transactions shall be consistent with the treatment of such item on the Distributing Co. Federal Consolidated Return that includes a Distribution.

         4.5 Consolidated or Combined Returns. The Companies will elect and join, and will cause their respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns for Pre-Distribution and Straddle Periods, to the extent each entity is eligible to join in such Tax Returns, if the Distributing Co. reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns. In addition, the Controlled Co. shall be required to file a consolidated return for Federal Income Tax purposes for its first Tax Period in the Post-Distribution Period ending after the Distribution Closing Date, and the Controlled Co. shall make all necessary elections, and cause each member of the Controlled Group to file all necessary consents, in accordance with Treasury Regulations section 1.1502-75 required to file that consolidated return.

         4.6      Right to Review Tax Returns


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                  General. The Responsible Company with respect to any Tax
Return shall make such Tax Return and related workpapers available for review by the other Companies, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part or for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or
(iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall make such Tax Return available for review as required under this paragraph at least 30 days prior to the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns. Issues that cannot be resolved by the Companies shall be resolved in the manner set forth in Section 15, provided, however, that such Tax Return shall be timely filed in the manner prepared by the Responsible Company if the issues cannot be resolved prior to the time required by law (including extensions) for the filing of such Tax Return.

         4.7 Claims for Refund, Carrybacks, and Self-Audit Adjustments ("Adjustment Requests")

                  (a) Consent Required for Adjustment Requests Related to Consolidated or Combined Income Taxes. Except as provided in paragraph (b) below, each of the Companies hereby agrees that (i) any decision to file an Adjustment Request with respect to any Consolidated or Combined Income Tax for a Pre-Distribution Period shall be made by Distributing Co., and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Consolidated or Combined Income Tax any Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Carryback. Any Adjustment Request shall be prepared and filed by the Responsible Company under Section 4.2 for the Tax Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company. Notwithstanding anything to the contrary in this paragraph
(a), the consent of the Controlled Co. shall not be necessary for any Carryback by Distributing Co. or any member of the Distributing Group provided such Carryback constitutes a Distributing Adjustment in the year (or years) such Carryback is absorbed.

                  (b)      Other Adjustment Requests Permitted. Nothing in this
Section 4.7 shall prevent either Company or its Affiliates from filing any Adjustment Request with respect to Income Taxes which are not Consolidated or Combined Income Taxes or with respect to any Taxes other than Income Taxes. Any refund or credit obtained as a result of any such Adjustment Request (or otherwise) shall be for the account of the person liable for the Tax under this Agreement.

                  (c) Payment of Refunds. Any refunds or other Tax Benefits received by the Controlled Group (or any of its Affiliates) as a result of any Adjustment Request which are for the account of a member of the Distributing Group shall be paid by the Controlled Co. to the Distributing Co. in accordance with Section 6.

                  (d) Payment of Refunds and Tax Benefits by Distributing Co. to Controlled Co. The Distributing Co. shall pay the Controlled Co. the following amounts, with respect to Consolidated or Combined Income Tax for any Pre-Distribution Periods:

                           (i)      The amount of any refund of Consolidated or
Combined Income Tax (including the amount of any interest received with respect to such Tax refund) attributable to an adjustment of the Tax Items of the Controlled Group received by the Distributing Co. as a result of an Adjustment Request, Tax Contest or other action of a Tax Authority. The amount of such Tax refund shall equal --

                                    (a)     the Consolidated Tax Liability, or
Consolidated or Combined State Income Tax Liability, after all adjustments for Tax Items of the Distributing Group but before any adjustment for Tax Items of the Controlled Group, minus

                                    (b)     the Consolidated Tax Liability, or
Consolidated or Combined State Income Tax Liability, after all adjustments for the Tax Items of both the Distributing Group and the Controlled Group;

                           (ii)     The amount payable by the Distributing Co.
to the Controlled Co. under Section 4.7(d)(i) shall be paid with interest at the Prime Rate from the date such amount is received by Distributing Co. to the date of payment which shall be made no later than ninety (90) days after the receipt of such Tax refund by Distributing Co., and shall be reduced by the amounts Controlled Co. owes, at that time, to the Distributing Co. under this Agreement or the Distribution Agreement.

                           (iii)    If, as a result of an adjustment in a
particular Tax period, the Controlled Group makes a payment of Tax to the Distributing Group in accordance with Section 5.2(a) or Section 5.4(a), and such adjustment leads directly to a reduction of income or an increase in deductions relating to Tax Items of the Controlled Group in a later Tax period in the Pre-Distribution Period (a "Turnaround Adjustment"), the Distributing Co. shall pay the Controlled Group the Tax attributable to such Turnaround Adjustment. The amount of the Turnaround Adjustment shall be reduced by the net adjustments for other Tax Items of the Controlled Group arising in the Tax Period in the Pre-Distribution Period in which the Turnaround Adjustment is allowed (the "Turnaround Tax Period"). The Tax attributable to the Turnaround Adjustment shall equal --

                                    (a)     the Consolidated Tax Liability, or
Consolidated or Combined State Income Tax Liability, after all adjustments for Tax Items of the Distributing Group and the net adjustments for Tax Items of the Controlled Group (other than the Turnaround Adjustment) which create Tax Attributes of the Controlled Group used by the Distributing Group, minus

                                    (b)     the Consolidated Tax Liability, or
Consolidated or Combined State Income Tax Liability, after all adjustments for Tax Items of the Distributing Group and the Controlled Group.

         The amount of the Tax attributable to the Turnaround Adjustment shall be paid by Distributing Co. to Controlled Co. within ninety (90) days of the date following the expiration of the applicable statute of limitations for the Turnaround Tax Period plus interest as determined under Section 6621 of the Code (or the corresponding provisions of state law) as if the amount of Tax attributable to the Turnaround Adjustment was an overpayment of Income Tax for the Turnaround Tax Period. No payment is required under this Section 4.7(d)(iii) if the Tax attributable to a Turnaround Adjustment is refunded and paid to the Controlled Group in accordance with Section 4.7(d)(i) and (ii).

                           (iv)     Notwithstanding Section 5.2(a) or Section
5.4(a) to the contrary, if the Controlled Group would otherwise be required to make a Tax payment for a Tax period ("Earlier Tax Period") with respect to a Tax Item giving rise to a Turnaround Adjustment in a Turnaround Tax Period, that Tax for the Earlier Tax Period will be netted with the Tax attributable to the Turnaround Adjustment (as determined under Section 4.7(d)(iii)) only if that Earlier Tax Period and the Turnaround Tax Period are in the same audit cycle and the statutes of limitation for such Tax Periods expire at the same time.

                           (v)      Except as required in Section 4.7(d)(i) and
(iii), the Distributing Group shall not be obligated to pay the Controlled Group for the Tax Benefit arising to the Distributing Group from an adjustment to the Tax Items of the Controlled Group. Notwithstanding the preceding sentence to the contrary, the amount of such Tax Benefit used by the Distributing Co. as result of the adjustment to the Tax Items of the Controlled Group in a Tax period shall constitute a set-off upon the expiration of the statute of limitations for the Tax period in which the adjustment is made against the amount the Controlled Group owes to the Distributing Group under this Agreement for another Tax period. This Section 4.7(d)(v) does not apply to the extent the amount of the Tax Benefit is refunded to the Controlled Group in accordance with Section 4.7(d)(i) or paid (or offset) to such Group in accordance with Section 4.7(d)(iii) or (iv).

         5.       TAX PAYMENTS AND INTERCOMPANY BILLINGS

         5.1 Payment of Taxes With Respect to Distributing Co. Federal Consolidated Returns Filed After the Distribution Closing Date. In the case of any Distributing Co. Federal Consolidated Return filed after the Distribution Closing Date:

                  (a) Computation and Payment of Tax Due. On or prior to the filing of such Return, Distributing Co. shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 4.4 relating to consistent accounting practices) with respect to such Tax Return and shall pay such amount to the Internal Revenue Service on or before the Payment Date.

                  (b) Amount Due for Prior Periods. Subject to adjustments as set forth in Section 2.2(b), no amounts are currently due and owing by the Controlled Co. with respect to any Consolidated Tax Liability for periods ending on or prior to the year ended on December 31, 1999 and the Tax period ended in 2000.

         5.2      Payment of Federal Income Tax Related to Adjustments

                  (a) Adjustments Resulting in Underpayments. Distributing Co. shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of adjustment to the Tax liability with respect to any Distributing Co. Federal Consolidated Return. The Controlled Co. in accordance with Section 2.2(b) shall pay to Distributing Co. any amount due Distributing Co. under Section 2.2(b) within ninety (90) days from the date of receipt by Controlled Co. of a written notice and demand from Distributing Co. for payment of the amount due, accompanied by a statement describing in reasonable detail the particulars relating thereto. When the adjustments for a Tax period create additional Federal Income Tax with respect to a Distributing Co. Federal Consolidated Return, the Controlled Co. shall pay the Distributing Co. any amount due to the Distributing Co. under Section 2.2(b) no earlier than when such additional Federal Income Tax is due. In any other case where the Controlled Co. owes an amount to Distributing Co. under
Section 2.2(b) (where, for example, the adjustments do not create any additional Federal Income Tax because the Controlled Group uses a Tax Attribute of the Distributing Group), the Controlled Co. shall pay the Distributing Co. any amount due to the Distributing Co. under Section 2.2(b) no earlier than after the expiration of the applicable statute of limitations for the Tax period in which the adjustments are made. Any payments required under this
Section 5.2(a) shall include interest computed at the Prime Rate based on the number of days from the date any additional Tax was paid by Distributing Co. to the date of the payment under this Section 5.2(a), or in the case the amount due Distributing Co. under Section 2.2(b) does not involve any additional Federal Income Tax (because, for example, of the use by Controlled Group of a Tax Attribute of the Distributing Group), from the date any additional Tax would have been required to be paid by Distributing Co. to the date of payment under this Section 5.2(a).

                  (b) Adjustments Resulting in Overpayments. Except as provided in Section 4.7 (d), Distributing Co. shall retain any Tax refund or other Tax Benefit resulting from any adjustment to the Consolidated Tax Liability or to any Distributing Co. Federal Consolidated Return.

         5.3 Payment of State Income Tax With Respect to Returns Filed After the Distribution Closing Date. In the case of any Consolidated or Combined State Income Tax Return filed after the Distribution Closing Date:

                  (a) Computation and Payment of Tax Due. On or prior to any Payment Date for any Tax Return with respect to any State Income Tax, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.4 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

                  (b) Amount Due for Prior Periods. Subject to adjustments as set forth in Section 2.3(b)(ii), no amounts are currently due and owing by the Controlled Co. with respect to any Consolidated or Combined State Income Tax for periods ending on or prior to the year ended on December 31, 1999 or for Tax periods ended in 2000.

         5.4      Payment of State Income Taxes Related to Adjustments

                  (a) Adjustments Resulting in Underpayments. Distributing Co. shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period. Controlled Co. in accordance with
Section 2.3(b)(ii) shall pay to Distributing Co. any amount due Distributing Co. under Section 2.3(b)(ii) within ninety (90) days from the date of receipt by Controlled Co. of a written notice and demand from Distributing Co. for payment of the amount due, accompanied by a statement describing in reasonable detail the particulars relating thereto. When the adjustments for a Tax Period create additional State Income Tax with respect to a Consolidated or Combined State Income Tax Return, the Controlled Co. shall pay the Distributing Co. any amount due to the Distributing Co. under Section 2.3(b)(ii) no earlier than when such additional State Income Tax is due. In any other case where the Controlled Co. owes an amount to Distributing Co. under Section 2.3(b)(ii) (where, for example, the adjustments do not create any additional State Income Tax because the Controlled Group uses a Tax Attribute of the Distributing Group), the Controlled Co. shall pay the Distributing Co. any amount due to the Distributing Co. no earlier than after the expiration of the applicable statute of limitations for the Tax period in which the adjustments are made. Controlled Co. shall also pay to Distributing Co. interest on its respective share of any additional Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Distributing Co. to the date of its payment to Distributing Co. under this Section 5.4(a), or in the case the amount due Distributing Co. under Section 2.3(b)(ii) does not involve any additional State Income Tax (because, for example, of the use by Controlled Group of a Tax Attribute of the Distributing Group), from the date any additional Tax would have been required to be paid by Distributing Co. to the date of payment under this Section 5.2(a).

                  (b) Adjustments Resulting in Overpayments. Except as provided in Section 4.7 (d), Distributing Co. shall retain any Tax refund or other Tax Benefit resulting from any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period.

         5.5 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

         5.6 Indemnification Payments. If any Company (the "payor") is required to pay to a Tax Authority a Tax that is properly allocated to another Company (the "responsible party") under this Agreement, the responsible party shall reimburse the payor within ninety (90) days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.6.

         6. TAX BENEFITS. If a member of the Controlled Group receives any Tax Benefit with respect to any Taxes for which a member of the Distributing Group is liable hereunder, the Controlled Co. shall make a payment to the Distributing Co. within ninety (90) days following receipt of the Tax Benefit in an amount equal to the Tax Benefit (including any Tax Benefit realized as a result of the payment) plus interest on such amount computed at the Prime Rate based on the number of days from the date of receipt of the Tax Benefit to the date of the payment of such amount under this Section 6.

         7.       ASSISTANCE AND COOPERATION

         7.1 General. After the Distribution Closing Date, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and their Affiliates available to such other Company as provided in
Section 8. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. For purposes of clarification, the Distributing Co. and its employees, agents or accountants shall be given direct access to employees and agents of the Controlled Group engaged in operations in order to prepare and file Tax Returns. Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

         7.2 Income Tax Return Information. Each Company will provide to the other Company information and documents relating to their respective Groups required by the other Company to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with Distributing Co.'s past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

         8.       TAX RECORDS

         8.1 Retention of Tax Records. Except as provided in Section 8.2, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its respective Group for Pre-Distribution Tax Periods, and Distributing Co. shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable

Tax Law, but in any event until the later of (i) ninety (90) days after the expiration of any applicable statutes of limitation, and (ii) seven years after the Distribution Closing Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other records being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

         8.2 State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the terms of Section 8.1, by the Company having liability for the Tax.

         8.3 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

         9.       TAX CONTESTS

         9.1 Notice. Each of the Companies shall provide prompt notice to the other Company of any proposed assessment, assessment or proceeding or other Tax Contest on or before ninety (90) days after the date it becomes aware of such pending or threatened event related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

         9.2      Control of Tax Contests

                  (a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

                  (b) Consolidated or Combined Income Taxes. In the case of any Tax Contest with respect to any Consolidated or Combined Income Tax, (i) Distributing Co. shall control and decide on the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Distributing Adjustment, including settlement of any such Distributing Adjustment and (ii) Controlled Co. shall have the right and authority to direct Distributing Co. in the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Controlled Adjustment, including settlement of any such Controlled Adjustment, and (iii) Distributing Co. shall control the defense or prosecution of Joint Adjustments, including settlement of any such Joint Adjustment, and any and all administrative matters not directly and exclusively related to any Distributing Adjustment or Controlled Adjustment. A Company shall not agree to any Tax liability for which another Company may be liable under this Agreement, or compromise any claim for any Tax Benefit which another Company may be entitled under this Agreement, without such other Company's written consent (which consent may be given or withheld at the sole discretion of the Company from which the consent would be required), except that this sentence shall not limit Distributing Co.'s authority and rights under clause (iii) of the preceding sentence. The Distributing Co., in the case of any examination or audit of a Distributing Co. Federal Consolidated Return, and the Responsible Company in the case of any examination or audit of a Consolidated or Combined State Income Tax Return, shall be the only parties representing the members of the Group before, or meeting with, any Federal or State Tax Authority in connection with the examination or audit. Notwithstanding the representation by the Distributing Co. or Responsible Company before such Tax Authority, the Distributing Co. or Responsible Company shall (a) provide the Controlled Co. with all information reasonably requested relating to any Controlled Adjustment or Joint Adjustment; (b) submit to such Tax Authority any facts, legal arguments or other matters deemed advisable by Controlled Co. and provided by it to Distributing Co. or the Responsible Company; and (c) not have the authority to settle or otherwise compromise a Controlled Adjustment.

         10. EFFECTIVE DATE. This Agreement shall be effective on the Distribution Closing Date.

         11.      NO INCONSISTENT ACTIONS.

                  (a) Prohibited Actions. Controlled Co. covenants and agrees that it will not take any Prohibited Action (as defined below), and it will cause its Affiliates to refrain from taking any Prohibited Action, unless it has obtained the prior written consent of Distributing Co. With respect to any Prohibited Action proposed by Controlled Co., Distributing Co. shall grant its consent to such Prohibited Action if, subject to Section 11(c), the Controlled Co. obtains a ruling with respect to the Prohibited Action from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to the Distributing Co., or the Controlled Co. obtains a tax opinion addressed to Distributing Co. from one or more qualified firms designated by Distributing Co. and such tax opinion is satisfactory to the Distributing Co. in its absolute discretion. A Prohibited Action is any action which is inconsistent with the Tax treatment of the Transactions and Distribution as contemplated in the Ruling Request and Letter Ruling, and includes, but is not limited to, the following actions:

                           (i)      any acquisition, directly or indirectly, of
the shares of capital stock of the Controlled Co. which has the effect of disqualifying a Distribution, or any part thereof, from tax-free treatment under Section 355 of the Code, including stock redemptions and stock issuances

(whether in public offerings, private placements or otherwise) and whether or not any such acquisition is the result of direct actions, or within the control, of the Controlled Co.;

                           (ii)     a liquidation of the Controlled Co.;

                           (iii)    a merger or consolidation with, or
acquisition of Controlled Co. by, another company or person;

                           (iv)     the sale, distribution or other disposition
of the assets of the Controlled Co. in a manner that would adversely affect the Income Tax consequences of the Transactions;

                           (v)      the discontinuance of any material active
businesses conducted by Controlled Co. as of the Distribution Closing Date;

                           (vi)     any event or fact relating to the
Controlled Co. which is inconsistent with a representation made by the Controlled Co. or Distributing Co. in the Ruling Request, a representation, condition or factual assumption contained in the Letter Ruling or otherwise in connection with any distribution under Code Section 355;

                           (vii)    any issuance of stock of Controlled Co. by
Controlled Co. (whether in public offerings, private placements or otherwise) or redemption or acquisition of stock of Controlled Co. by Controlled Co., after the Distribution (including stock of Controlled Co. issued to a person or group of persons which becomes a 5 percent or greater shareholder of Controlled Co. as defined in Section 355(e) and actively participates in the management or operations of Controlled Co. by reason of that acquisition or at any point thereafter and before the end of the two-year period beginning on the Distribution Closing Date) which, by itself or together with transactions with respect to Controlled Co. after the Distribution Closing Date and together with other transactions with respect to Distributing Co. or Controlled Co. stock within two years prior to the Distribution Closing Date, would cause the Distribution to be presumed under Section 355(e)(2)(B) or Treasury Regulations thereunder to be a distribution which is under Section 355(e)(2)(A)(ii) part of a plan or series of related transactions pursuant to which one or more persons acquire directly or indirectly stock possessing 50 percent or more of the total combined voting power of all classes of stock of Controlled or stock possessing 50 percent or more of the total value of all classes of stock of Controlled. In applying this clause (vii) with respect to other transactions with respect to Distributing Co. or Controlled Co. stock within two years prior to the Distribution Closing Date, the Distribution, Distributing Co.'s stock repurchase plan, all outstanding Distributing Co. stock options and warrants, and stock issued on the exercise of options or as consideration in acquisitions shall be taken into account. Unless otherwise provided in proposed, final or temporary Treasury Regulations under Section 355(e) or other clear authority within the meaning of Treasury Regulations ss.1.6662-4(d)(3)(iii) and (iv), the exercise of options shall be considered an issuance or acquisition of stock.

                           (viii)   The termination of any domestic partnerships
(including any entity treated as a domestic partnership for federal income tax purposes) in which any member of the Controlled Group is a partner during calendar year 2000.

         For purposes of this Section 11(a), any reference to Controlled Co. includes a reference to any member of the Controlled Group, and any reference to Distributing Co. includes a reference to any member of the Distributing Group. Except for a longer period as may be required by Treasury Regulations under Section 355(e), clauses (i), (ii), (iii), (iv), (vi) and (vii) of this
Section 11(a) cease to have effect three years after the Distribution Closing Date; clause (viii) shall cease to have effect one year thereafter; and clause
(v) shall cease to have effect after December 31, 2002.

                  (b) No Inconsistent Plan or Intent. Controlled Co. and Distributing Co. each represents and warrants that neither it nor any of its Affiliates has any plan or intent to take any action which is inconsistent with any factual statements or representations in the Letter Ruling or Ruling Request. Regardless of any change in circumstances, Controlled Co. and Distributing Co. each covenant and agree that it will not take, and it will cause its Affiliates to refrain from taking, any such inconsistent action on or before the expiration of the applicable statute of limitation period for the assessment of Tax for the Tax period in which the Distribution Closing Date occurs other than as permitted in this Section 11.

                  (c) Amended or Supplemental Rulings. No party other than Distributing Co. shall have the authority to file with the IRS a ruling request relating to the Transactions or Distribution. At the expense of Controlled Co., Controlled Co. may prepare, or cause to be prepared, an amended or supplemental ruling request to be filed by Distributing Co. and relating to the Transactions or Distribution and provide a copy of such request to Distributing Co. provided, however, that any decision whether to file any such request with the IRS, the form and content of such request and the precise rulings requested shall be made exclusively by Distributing Co.

                  (d)      Waiver.

                           (i)      Notwithstanding Section 11(a)(i) or (vii)
to the contrary, the limitations in Section 11(a)(vii) shall not apply if (x) there is no excess of the fair market value of all of the shares of Controlled Co. distributed in the Distribution on the Distribution Closing Date over the adjusted tax basis of those shares and (y) the Controlled Co. obtains a tax opinion addressed to Distributing Co. from a qualified firm designated by Controlled Co. and such tax opinion is satisfactory to Distributing Co. in its reasonable discretion. The adjusted basis of the shares in clause (i) of this
Section 11(d) shall be estimated by Distributing Co. within one hundred twenty
(120) days after the Distribution Closing Date and that amount shall be provided in writing to Controlled Co. The initial estimate of the adjusted tax basis of the shares shall be adjusted based upon the Consolidated Tax Return as filed by the Distributing Group for the Tax period ended on December 31, 2000, or as later adjusted by a Tax Authority, but any such adjustment (whether by such Tax Return or a Tax Authority) shall not affect the application of clauses
(i) and (ii), or stock issuances or other actions limited by Section 11(a)(i) or (vii), before the particular adjustment;

                           (ii)     Notwithstanding Section 11(a)(i) or (vii)
to the contrary, the Controlled Co. is hereby granted consent to issue whether in a public offering, private placement or otherwise, after the Distributions Closing Date up to that number of its shares of common stock as set forth in accordance with Schedule "B" attached hereto.

                           (iii)    In accordance with the tax opinion issued by
Arthur Andersen & Co. in connection with the Distribution, and notwithstanding
Section 11(a)(i) or (vii) to the contrary, the Controlled Co. is hereby granted the consent to issue, whether in a public offering, private placement or otherwise, up to that number of its shares of common stock as set forth in accordance with Schedule "C" attached hereto.

                  (e) Effect of Waiver. The Distributing Co.'s granting of consent to a Prohibited Action, whether in accordance with Section 11(d),
Section 11(a) or otherwise, does not make a Prohibited Action a non-Prohibited Action for purposes of this Agreement. Thus, the Controlled Co. may be liable to the Distributing Group for such Prohibited Action despite such consent in accordance with Section 2.5(b) or Section 11(f).

                  (f) Additional Indemnification by Controlled Co. In addition to the Controlled Co. being responsible under Section 2.5(a)(ii), 2.5(a)(iii) and 2.5(b) for Taxes as a result of the Controlled Co. engaging in any Prohibited Action or breaching its representations, warranties or covenants in Section 11(b), the Controlled Co. and each member of the Controlled Group indemnifies, defends and holds harmless the Distributing Co. and each member of the Distributing Group, and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all liabilities, obligations, damages, costs, expenses or fees relating to, arising out of or resulting from the Controlled Co. or any member of the Controlled Group engaging in any Prohibited Action or breaching its representations, warranties or covenants in
Section 11(b) including, but not limited to, any and all liabilities, obligations, damages, costs, expenses or fees relating to any lawsuit by the shareholders of Distributing Co. against the Distributing Co. which may be filed if the Distribution fails to qualify for tax-free treatment for such shareholders under Section 355 of the Code.

                  (g) Additional Indemnification by Distributing Co. For purposes of this Section 11(g), a Prohibited Action of Distributing Co. has the meaning it has in Section 11(a) by substituting "Distributing Co." for "Controlled Co." The Distributing Co. and each member of the Distributing Group indemnifies, defends and holds harmless the Controlled Co. and each member of the Controlled Group, and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all liabilities, obligations, damages, costs, expenses or fees relating to, arising out of or resulting from the Distributing Co. or any member of the Distributing Group engaging in any Prohibited Action or breaching its representations, warranties or covenants in
Section 11(b) including, but not limited to, any and all liabilities, obligations, damages, costs, expenses or fees relating to any lawsuit by the shareholders of Distributing Co. against the Controlled Co. which may be filed if the Distribution fails to qualify for tax-free treatment for such shareholders under Section 355 of the Code.

                  (h) Additional Taxes. Controlled Co. shall also be liable for any Income Taxes of the Distributing Group for its Tax Period ending on December 31, 2000 relating to income arising by reason of Treasury Regulation ss.1.1502-19, if Controlled Co. does not contribute before the Distribution Closing Date funds to its subsidiaries as directed by Distributing Co. and, as a result of such failure, income arises in the Distributing Group by reason of Treasury Regulations ss.1.1502-19.

                  (i) Standard. Any opinion issued to Distributing Co. in accordance with Section 11(a) or 11(d)(i) shall be issued under a "should" standard rather than under a "more likely than not" or lesser standard of certainty.

         12. SURVIVAL OF OBLIGATIONS. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

         13. CLOSING AGREEMENT. Controlled Co. shall join with Distributing Co. in the filing with the IRS of a ruling request in accordance with Treasury Regulation Section 1.1503-2(g) and to execute in connection therewith a closing agreement with IRS in the form set forth in Schedule "D" hereto containing the Controlled Group's agreement as the new consolidated group to the provisions of paragraphs (g)(2)(iv)(B)(2)(i), (ii) and (iii) of Treasury Regulation Section 1.1503-2 or other provisions requested by Distributing Co. or IRS. Controlled Co. shall cooperate with Distributing Co. in the filing of such ruling request and the execution of such closing agreement. If required by Treasury Regulations section 1.1502-2 (g) (2) (iv)
(B) (2), the affiliated domestic owners of separate units (as defined in Treasury Regulations section 1.1502-2 (c)(3), (c) (9) and (c) (13)) which are members of the Controlled Group shall become parties to such a closing agreement.

         14.      TREATMENT OF PAYMENTS; TAX GROSS UP

         14.1 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law,

                  (a)      any Tax indemnity payments made by a Company under
Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution Closing Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws), and

                  (b)      any Tax Benefit payments made by a Company under
Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution Closing Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

         14.2 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

         14.3 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company

("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the Tax Benefit to the indemnitee, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the interest payment shall not be adjusted under Section 14.2 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

         14.4 Exercise of Options. To the extent that any employee or former employee of Controlled Co. exercises compensatory options to acquire shares of capital stock of Distributing Co. ("Distributing Options") on or after the Distribution Closing Date, any Tax deduction attributable thereto shall be allocated to and treated as a Tax Attribute of Distributing Co. Upon the exercise of Distributing Options by Controlled Co. employees, the Controlled
Co. shall pay to Distributing Co. the total amount of federal, state and local income tax required to be withheld and remitted to governmental authorities in connection with such exercise, and the total amount of the employee's share of FICA, FUTA and other payroll taxes attributable to such exercise; provided, however, that Controlled Co. shall not be required to pay said amounts to Distributing Co. to the extent that said amounts are paid to Distributing Co.
by the holder of the Distributing Options. Said payments shall be made as soon as possible after said exercise, but in no event more than 10 days after such exercise. If, notwithstanding the first sentence of this Section 14.4 to the contrary, the Tax deduction allocated to Distributing Co. is disallowed and allocated to a member of the Controlled Group, the Controlled Group shall pay to Distributing Co. amounts that would have been owed to Distributing Co. in accordance with Section 2.2(b) and Section 2.3(b)(ii) as if the Tax Return of Distributing Co. for the Tax Period in which the Tax deduction is disallowed constituted a Distributing Co. Federal Consolidated Return and a Consolidated or Combined State Income Tax Return. Any amounts that may be due to Distributing Co. by Controlled Co. under this Section 14.4 are subject to the provisions of Section 14.2.

         15. DISAGREEMENTS. If after good faith negotiations the parties cannot agree on the application of this Agreement to any Tax matter, then the Tax matter will be referred to a nationally recognized accounting firm selected by Distributing Co. (the "Accounting Firm") provided, however, that the firm so selected may not be the firm regularly used by Distributing Co. or Controlled Co. The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 17, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

         16. LATE PAYMENTS . Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this
Section 16 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 16 or the interest rate provided under such other provision.

         17.      EXPENSES.

                  (a) Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

                  (b) Fees, costs and expenses incurred by the Distributing Group to unaffiliated third parties ("Third-Party Costs") shall be paid by the Controlled Group to the extent set forth in this Section 17(b).

                           (i)      Fifty percent (50%) of the Third-Party
Costs relating to the following Costs:

                                    (A)      Costs to the Accounting Firm as
                                             provided in Section 15;

                                    (B)      Costs relating to a Tax Contest
                                             which involves a Joint Adjustment
                                             or shared liability under Section
                                             2.5(c); and

                                    (C)      Costs relating to confirmation by
                                             an accounting firm of the
                                             Controlled Group's determinations
                                             under Sections 5.1(c)(ii) and
                                             5.3(c)(ii).

                           (ii)     One hundred percent (100%) of the Third-
Party Costs relating to the following Costs:

                                    (A)      Costs relating to the preparation
                                             and filing of Consolidated or
                                             Combined Income Tax Returns
                                             specified in Section 5.1(c) and
                                             Section 5.3(c), which are
                                             allocated by the third party
                                             providing the services to members
                                             of the Controlled Group;

                                    (B)      Costs relating to the preparation
                                             and filing of Tax Returns
                                             described in Section 4.2(d);

                                    (C)      Costs relating to a Tax Contest
                                             which involves a Controlled
                                             Adjustment; and

                                    (D)      Costs incurred by the Distributing
                                             Group in connection with an
                                             action, or proposed action, of a
                                             member of the Controlled Group
                                             which constitutes, or might
                                             constitute, a Prohibited Action
                                             under Section 11, including any
                                             Costs incurred by the Distributing
                                             Group in making a decision to
                                             waive the restriction on an action
                                             of a member of the Controlled
                                             Group which constitutes, or might
                                             constitute, a Prohibited Action.

         18.      GENERAL PROVISIONS

         18.1 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's principal business address. A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

         18.2 Binding Effect . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

         18.3 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

         18.4 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

         18.5 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9. The Agreement attached hereto as Schedule "E" shall be executed by the parties specified in that Agreement on the date this Agreement is executed.

         18.6 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

         18.7 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

         18.8 No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement (for example, the limitation on filing claims for refund in Section 4.7), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

         18.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         18.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed in and to be performed in that State.

         18.11 Joint and Several Liability. Whenever the Distributing Co. is liable to the Controlled Co. under this Agreement (a "Distributing Co. Liability") or the Controlled Co. is liable to the Distributing Co. hereunder (a "Controlled Co. Liability"), each member of the Distributing Group shall be jointly and severally liable for a Distributing Co. Liability and each member of the Controlled Group shall be jointly and severally liable for a Controlled Co. Liability. This Section 18.11 shall be binding upon the successors, assigns or transferees of any member of the applicable Group, and upon any entity which becomes affiliated with the applicable Group after the date hereof and which would have been a member of the Distributing Group or Controlled Group if the affiliation existed immediately after the Distribution Closing Date (a "New Member"). Each of the Distributing Co. and the Controlled Co. shall cause each existing member and New Member of the Distributing Group and Controlled Group, as applicable, to execute a counterpart to this Agreement and agree to the provisions hereof including this Section 18.11.

         18.12 General Provision. The Distributing Co. shall be responsible for preparing and mailing to the shareholders of Distributing Co. the statement required by Treasury Regulation Section 1.355-5(b).


                         [Signatures on the Next Page]


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


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as of the date first written above.

                                    AUTONATION, INC.


                                    By:
                                       ----------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------



                                    ANC RENTAL CORPORATION


                                    By:
                                       ----------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------



                                      28